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Exhibit 99.1

[LETTERHEAD OF CITY NATIONAL CORPORATION AND CITY NATIONAL BANK]

Contacts
Financial/Investors
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

Media
Cary Walker (City National) 213-833-4715

FOR IMMEDIATE RELEASE

City National Corporation Net Income Rises 10 Percent to
$37.5 Million for 2001 Third Quarter
Diluted Earnings Per Share $0.75 For the Third Quarter
First Nine Months Net Income Up 9 Percent to $107.4 Million

LOS ANGELES, October 11, 2001—City National Corporation (NYSE: CYN), parent corporation of wholly owned City National Bank, today reported record net income of $37.5 million for the third quarter of 2001, up 10 percent from $34.2 million for the third quarter of 2000 and 3 percent from the second quarter of 2001. Net income per diluted common share of $0.75 increased 7 percent from $0.70 per share in the third quarter of 2000 and was slightly above the $0.74 per share in the second quarter of 2001.

For the first nine months of 2001, City National Corporation also achieved net income of $107.4 million, an increase of 9 percent over net income of $98.6 million for the first nine months of 2000. Net income per diluted common share was $2.18, an increase of 7 percent compared with $2.04 per share in the first nine months of 2000.

Cash net income per diluted common share, which excludes the amortization of core deposit intangibles and goodwill from acquisitions, rose 8 percent to $0.83 per share, compared with $0.77 per share in the third quarter of 2000 and was up slightly compared with $0.82 per share in the second quarter of 2001. For the first nine months of 2001, cash net income per diluted common share was $2.42, an increase of 8 percent from $2.25 per share for the first nine months of 2000.

"While the ramifications from the events of September 11 are affecting our nation and economy, in the third quarter City National continued to generate meaningful growth in noninterest income, core deposits and loans to new and existing clients," said Chief Executive Officer Russell Goldsmith. "In light of the solid growth in our loan portfolio and the economic uncertainties arising from September 11, and even though our total allowance for credit losses is substantial, we added a credit loss provision of $10 million this quarter. Nonetheless, net income grew by 10 percent.

"The Corporation's continuing commitment to productivity improvement and expense management also contributed to our earnings growth and, remarkably, pushed our cash efficiency ratio below 50 percent, while we maintained our traditional standards of outstanding service," Goldsmith said. "The long-term accomplishments and strategic positioning of City National have enhanced our ability to meet the challenges and capitalize upon the many opportunities that lie ahead here in California, the fifth largest economy in the world, where we are better positioned than ever before as California's Premier Private and Business Bank."

RETURN ON ASSETS/RETURN ON EQUITY

The corporation's return on average assets for the third quarter of 2001 was 1.58 percent, compared with 1.55 percent for the third quarter of 2000 and 1.60 percent for the second quarter of 2001. The return on average shareholders' equity was 17.60 percent for the third quarter of 2001, compared with 19.63 percent for the prior-year third quarter and 18.28 percent for the second quarter of 2001. For the first nine months of 2001, the return on average assets was 1.57 percent and the return on average shareholders' equity was 17.89 percent compared with a 1.58 percent return on average assets and a 20.25 percent return on average shareholders' equity for the first nine months of 2000. The lower return on average shareholders' equity compared with a year ago is due primarily to a higher level of shareholders' equity, which resulted from increased unrealized securities gains and the positive mark-to-market valuation of interest rate swaps treated as cash flow hedges.

On a cash basis (which excludes goodwill and the after-tax impact of nonqualifying core deposit intangibles from average assets and average shareholders' equity), the return on average assets in the third quarter of 2001 was 1.78 percent, compared with 1.75 percent in the third quarter of 2000, and 1.81 percent for the second quarter of 2001. The return on average shareholders' equity on a cash basis was 25.09 percent for the third quarter of 2001, compared with 29.13 percent for the prior-year third quarter and 26.40 percent for the second quarter of 2001. On a cash basis, for the first nine months of 2001, the return on average assets was 1.78 percent and the return on average shareholders' equity was 25.60 percent, compared with a 1.79 percent return on average assets and 30.09 percent return on average shareholder's equity for the first nine months of 2000.

ASSETS

Total average assets reached $9.4 billion in the third quarter of 2001, up 8 percent from the $8.8 billion in average assets for the third quarter of 2000 and up 3 percent from the $9.1 billion in average assets for the second quarter of 2001. Total assets at September 30, 2001 were $9.8 billion, compared with $8.9 billion at September 30, 2000 and $9.1 billion at June 30, 2001. Loans and, to a lesser extent, federal funds sold and securities accounted for the increase in assets from last year and from the second quarter of 2001.

LOANS

Average loans rose to $6.8 billion for the third quarter of 2001, an increase of 5 percent over the prior-year third quarter. Average relationship loans increased $0.7 billion, or 11 percent, this quarter over the year-ago quarter. Conversely, average syndicated non-relationship loans fell to $101.7 million for the third quarter of 2001, down significantly from both the third quarter of 2000, as well as the second quarter of 2001. This is consistent with the bank's objective of reducing its exposure to syndicated non-relationship loans.

For the first nine months of 2001, average relationship loans increased 14 percent to $6.5 billion from $5.7 billion for the first nine months of 2000. The growth in average relationship loans over the year-ago period was driven primarily by increases in residential first mortgage loans, real estate mortgage, construction and commercial loans. Compared with the prior-year third quarter averages, residential first mortgage loans rose 19 percent to $1.5 billion from $1.2 billion; real estate mortgage loans rose 12 percent to $1.6 billion from $1.4 billion; construction loans rose 25 percent to $0.5 billion from $0.4 billion; and commercial loans rose 4 percent to $3.0 billion from $2.8 billion.

Total loans at September 30, 2001 were $6.9 billion, compared with $6.4 billion at September 30, 2000, and $6.6 billion at June 30, 2001.

At September 30, 2001, syndicated non-relationship loans totaled $93.4 million, or slightly over 1 percent of the loan portfolio, compared with $110.5 million at June 30, 2001, $191.8 million at

December 31, 2000, and $334.6 million at September 30, 2000. The average outstanding loan balance in the syndicated non-relationship portfolio at September 30, 2001 was $2.5 million, which represents just under half the average commitment amount.

Average relationship loan growth is expected to slow during the fourth quarter of 2001 and will range between 9 percent to 13 percent for the full year as the performance of the California economy slows to more closely resemble the economic results of the nation.

DEPOSITS

Average deposits during the third quarter of 2001 increased 7 percent to $6.9 billion over the third quarter of 2000, but were slightly lower than the second quarter of 2001. During the first nine months of 2001, average deposits increased 12 percent to $6.9 billion, compared with $6.2 billion for the first nine months of 2000.

During the third quarter of 2001, average core deposits, which provide a stable source of low cost funding, were $5.6 billion, an increase of 11 percent over the $5.0 billion in the third quarter of 2000, and were slightly higher than the second quarter of 2001. Average core deposits represented 80 percent of the total average deposit base for the quarter. For the first nine months of 2001, average core deposits were $5.4 billion compared with $4.9 billion for the first nine months of 2000, an increase of 11 percent. Internal growth, increased sales of cash management products and a reduction in the earnings credit on analyzed deposit accounts resulting from lower interest rates all contributed to the growth in deposits from last year.

Deposits totaled $7.4 billion at September 30, 2001, compared with $6.9 billion at September 30, 2000, and $7.1 billion at June 30, 2001.

Management expects average deposit growth in 2001, compared with 2000, to be in the range of 8 percent to 12 percent.

NET INTEREST INCOME

Net interest income on a fully taxable-equivalent basis rose 7 percent to $114.7 million in the third quarter of 2001, compared with $107.3 million for the third quarter of 2000. Third quarter 2001 net interest income was 6 percent higher than the $108.4 million recorded for the second quarter of 2001. Fully taxable-equivalent net interest income for the first nine months of 2001 was $331.2 million, an increase of 7 percent over $310.4 million for the first nine months of 2000. Interest income recovered on nonaccrual and charged-off loans included above was $1.4 million in the third quarter of 2001, compared with $0.8 million for the third quarter a year ago and $0.6 million for the second quarter of 2001. Interest recovered in the first nine months of 2001 was $3.6 million compared with $3.1 million for the first nine months of 2000.

The fully taxable-equivalent net interest margin in the third quarter of 2001 was 5.28 percent, compared with 5.32 percent for the third quarter of 2000 and 5.23 percent for the second quarter of 2001. The net interest margin for the first nine months of 2001 was 5.30 percent compared with 5.46 percent for the first nine months of 2000. The Bank's prime rate was 6.00 percent at September 30, 2001, compared with 9.50 percent a year earlier and 6.75 percent at June 30, 2001. The prime rate was further reduced to 5.50 percent effective October 3, 2001.

Management expects the net interest margin for 2001 will be slightly less than the 5.30 percent year-to-date margin, as time deposits and interest rate swaps re-price on a lagged basis. This expectation is contingent on rates remaining relatively stable for the rest of the year.

NONINTEREST INCOME

Reflecting the success of strategic initiatives to grow fee income, core noninterest income continued its strong, across-the-board growth, rising 18 percent to $31.7 million in the third quarter of 2001, from $26.8 million in the third quarter of 2000, and up slightly from the $31.5 million for the second quarter of 2001. Core noninterest income of $92.7 million for the first nine months of 2001 increased 19 percent compared with the $77.6 million for the first nine months of 2000.

Trust and investment fee revenue benefited from the acquisition of Reed, Conner & Birdwell, which closed at year-end 2000, and an increase in new business from City National Investments (CNI). Assets under administration totaled $18.3 billion at September 30, 2001, including $7.2 billion under management, compared with $16.7 billion and $5.3 billion, respectively, at September 30, 2000, and $18.5 billion and $7.2 billion, respectively, at June 30, 2001. Assets under management included $1.2 billion of assets managed by Reed, Conner & Birdwell at September 30, 2001 and June 30, 2001. The remaining year-over-year increase in assets under management is primarily attributable to increased participation in the CNI Charter Funds, City National's family of mutual funds.

The other key component in the growth of noninterest income is cash management and deposit transaction fees. These increased as the result of strong growth in deposits, in many cases attributable to higher sales of new online cash management products.

Gains (losses) on the sale of assets and the repurchase of debt and gains on the sale of securities amounted to $0.6 million for the third quarter of 2001, compared with a $l.7 million gain for the same period a year earlier, and gains of $1.4 million for the second quarter of 2001. For the first nine months of 2001, $3.7 million in gains on the sale of assets and the repurchase of debt and gains on the sale of securities were realized, compared with $2.0 million for the first nine months of 2000.

Noninterest income for the third quarter and first nine months of 2001 was 23 percent of total revenues compared with 22 percent and 21 percent, respectively, for the third quarter and first nine months of 2000.

Management expects growth in noninterest income to range from 15 percent to 20 percent for 2001.

NONINTEREST EXPENSE

Noninterest expense was $77.3 million in the third quarter of 2001, up 5 percent from $74.0 million for the third quarter of 2000, and down 2 percent from $79.0 million for the second quarter of 2001. The increase over the year-ago quarter was primarily the result of the corporation's growth, including expenses related to Reed, Conner & Birdwell and additional colleagues.  Noninterest expense for the first nine months of 2001 was $232.9 million, an increase of 6 percent compared with $219.1 million for the first nine months of 2000.

The corporation's cash efficiency ratio for the third quarter of 2001 improved to 49.49 percent, from 51.23 percent for the third quarter of 2000. The 3 percent improvement over the prior-year quarter and the 6 percent improvement from the 52.60 percent for the second quarter of 2001 is due to both increased revenues and the corporation's ongoing efforts to improve efficiency and productivity. For the first nine months of 2001, the cash efficiency ratio was 51.34 percent compared with 53.06 percent for the first nine months of 2000.

Management currently anticipates that 2001 noninterest expense will increase between 5 percent and 8 percent from 2000.

INCOME TAXES

The effective tax rate, was 33.2 percent for the third quarter, and 33.1 percent for the first nine months of 2001. This compares with 33.7 percent for the third quarter and 34.4 percent for the first nine months of 2000. The lower tax rates, compared with prior periods, are due primarily to the formation of a special purpose subsidiary for capital-raising activities during the second quarter of 2001. The corporation continues to evaluate its long-term plan for its registered investment company subsidiary. Management currently anticipates its effective tax rate may fall within a range of 32.5 percent to 33.5 percent for 2001.

CREDIT QUALITY

Net loan charge-offs were $6.6 million and $8.3 million for the third quarters of 2001 and 2000, respectively. Net loan charge-offs for the second quarter of 2001 were $7.3 million. For the first nine months of 2001 and 2000, net loan charge-offs were $22.2 million and $15.8 million, respectively.

Relationship loan net charge-offs were $3.9 million for the third quarter of 2001, compared with $3.6 million for the third quarter of 2000 and $4.3 million for the second quarter of 2001. Third quarter 2001 syndicated non-relationship loan net charge-offs were $2.7 million, compared with $4.7 million in the third quarter of 2000, and $3.0 million for the second quarter of 2001.

As a percentage of average loans, annualized net charge-offs were 0.39 percent and 0.51 percent for the third quarters of 2001 and 2000, respectively. Relationship loan annualized net charge-offs were 0.23 percent of average relationship loans outstanding for the third quarter of 2001, compared with 0.24 percent for the third quarter of 2000.

Total nonperforming assets (nonaccrual loans and ORE) were $40.1 million, or 0.59 percent of total loans and ORE, at September 30, 2001, compared with $47.0 million, or 0.73 percent, at September 30, 2000, and $38.3 million, or 0.58 percent, at June 30, 2001. Nonperforming assets increased 5 percent from the second quarter 2001, but decreased 36 percent from year-end 2000.

Total nonperforming relationship assets were $31.5 million, or 0.47 percent of total relationship loans and ORE, at September 30, 2001, compared with $29.9 million, or 0.49 percent, at September 30, 2000, and $30.2 million, or 0.47 percent, at June 30, 2001, and do not contain any concentration of credits within a specific industry sector. Total syndicated non-relationship loans on nonaccrual status totaled $8.6 million at September 30, 2001 and consisted of 3 loans, compared with 2 loans totaling $8.1 million that were outstanding at June 30, 2001.

The corporation recorded a provision for credit losses of $10.0 million and $24.0 million for the third quarter and first nine months of 2001, respectively, compared with $7.0 million and $11.0 million for the third quarter and first nine months of 2000. The provision for credit losses in the second quarter of 2001 was $6.5 million. The provision for credit losses primarily reflects the levels of net loan charge-offs and nonaccrual loans, as well as management's ongoing assessment of the credit quality of the portfolio and growth of the loan portfolio during the quarter.

The allowance for credit losses at September 30, 2001 totaled $137.2 million, or 2.0 percent of outstanding loans. This compares with an allowance of $139.2 million, or 2.17 percent of outstanding loans, at September 30, 2000, and an allowance of $133.9 million, or 2.04 percent of outstanding loans at June 30, 2001. The allowance for credit losses as a percentage of nonaccrual loans was 342 percent at September 30, 2001, compared with 297 percent at September 30, 2000 and 361 percent at June 30, 2001. Management believes the allowance for credit losses is adequate to cover risks inherent in the portfolio at September 30, 2001.

The provision for credit losses to be taken in the fourth quarter of 2001 will reflect management's assessment of the above factors, as well as changes in the economic environment during this period. Based on its current assessment, management anticipates that a provision for credit losses for all of 2001 could fall within the $31 million to $38 million range.

OUTLOOK

Management's estimates of business and economic levels and the related affect on earnings during this period of economic uncertainty are subject to a greater degree of variability than normal given current world events and their impact on the economy. Based on the information available, management continues to expect that net income per diluted common share for 2001 will be approximately 8 percent to 11 percent higher than 2000.

In anticipation of the elimination of goodwill amortization in 2002, it should be noted that the amortization of goodwill net of tax benefits reduced net income by $3.1 million for the third quarter and $9.4 million for the first nine months of 2001.

CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at September 30, 2001 were 13.93 percent and 9.06 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The corporation's Tier 1 leverage ratio of 7.17 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at June 30, 2001 were 11.64 percent, 8.76 percent and 6.97 percent, respectively. The total risk-based capital ratio benefited from the issuance by City National Bank of $150.0 million of 6.75 percent, ten year, subordinated notes on August 30, 2001 which qualifies as Tier 2 capital.

STOCK REPURCHASE

Under the October 26, 2000 stock buyback program of one million shares, 341,700 shares have been repurchased at an average price of $33.99 per share including 50,000 shares purchased at an average price of $39.63 during the third quarter of 2001. The shares purchased under the buyback program will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. Treasury shares at September 30, 2001 totaled 50,000 shares.

ABOUT CITY NATIONAL

City National Corporation is a publicly owned corporation with $9.8 billion in total assets whose stock is traded on the New York Stock Exchange under the symbol "CYN." The corporation's wholly owned subsidiary, City National Bank, is California's Premier Private and Business BankSM. City National Bank, which provides banking, trust and investment services, has 49 California offices located in Contra Costa, Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura counties.

This news release contains forward-looking statements about the corporation for which the corporation claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the corporation's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) a continued economic slowdown in the national and California economies attributable to various ongoing developments such as declining retail sales, declines in consumer confidence, reduced industrial production, declining business inventories, reduced capacity utilization, and declining occupancy in commercial and residential real estate resulting in declines in underlying value of real estate assets, or other unforeseen adverse changes in national and regional economic activity, (2) increased economic uncertainty created by the most recent terrorist attacks on the United States, (3) economic uncertainty created by the military, diplomatic and humanitarian actions of the United States and allied nations in Afghanistan in response to the terrorists acts, (4) the increased prospect of additional terrorist acts within the United States and the uncertain effect of these events on our national and regional economies, (5) changes in interest rates, (6) significant changes in banking laws or regulations, (7) increased competition in the corporation's market, (8) higher-than-expected credit losses, and (9) possible changes in the plans for its registered investment company subsidiary.

For a more complete discussion of these risks and uncertainties, see the corporation's Quarterly Report on Form 10-Q for the quarter-ended June 30, 2001, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the "Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

CITY NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands,except per share amount)
(unaudited)

	September 30,
	2001	2000	% Change
Assets
Cash and due from banks	$418,830	$393,669	6
Securities	1,797,898	1,660,082	8
Federal funds sold	311,500	30,000	N/M
Loans (net of allowance for credit losses of $137,239 and $139,195)	6,713,743	6,287,597	7
Other assets	544,103	542,607	—

Total assets	$9,786,074	$8,913,955	10

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$3,275,183	$2,743,717	19
Interest-bearing deposits	4,125,169	4,129,796	—

Total deposits	7,400,352	6,873,513	8
Federal funds purchased and securities sold under repurchase agreements	149,701	132,750	13
Other short-term borrowed funds	785,125	740,638	6
Subordinated debt	274,493	123,594	122
Other long-term debt	194,995	205,000	(5)
Other liabilities	106,003	127,802	(17)

Total liabilities	8,910,669	8,203,297	9
Shareholders' equity	875,405	710,658	23

Total liabilities and shareholders' equity	$9,786,074	$8,913,955	10

Book value per share	$18.21	$14.88	22
Number of shares at period end	48,068,566	47,765,807	1

CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amount)
(unaudited)

	For the three months ended September 30,			For the nine months ended September 30,
	2001	2000	% Change	2001	2000	% Change
Interest income	$156,516	$170,927	(8)	$477,198	$477,070	—
Interest expense	(45,387)	(66,926)	(32)	(156,103)	(176,178)	(11)

Net interest income	111,129	104,001	7	321,095	300,892	7
Provision for credit losses	(10,000)	(7,000)	43	(24,000)	(11,000)	118

Net interest income after provision for credit losses	101,129	97,001	4	297,095	289,892	2
Noninterest income	32,282	28,522	13	96,437	79,555	21
Noninterest expense	(77,329)	(73,984)	5	(232,945)	(219,143)	6

Income before taxes	56,082	51,539	9	160,587	150,304	7
Income taxes	(18,598)	(17,378)	7	(53,168)	(51,690)	3

Net income	$37,484	$34,161	10	$107,419	$98,614	9

Net income per share, basic	$0.78	$0.72	8	$2.25	$2.09	8

Net income per share, diluted	$0.75	$0.70	7	$2.18	$2.04	7

Dividends paid per share	$0.19	$0.18	6	$0.56	$0.53	6

Cash net income	$41,439	$37,853	9	$119,271	$108,907	10

Cash net income per share, basic	$0.86	$0.79	9	$2.49	$2.31	8

Cash net income per share, diluted	$0.83	$0.77	8	$2.42	$2.25	8

Shares used to compute per share net income, basic	48,015,739	47,694,471		47,822,393	47,092,720
Shares used to compute per share net income, diluted	49,803,704	49,082,476		49,285,704	48,351,733

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)

	September 30,
Period end	2001	2000	% Change
Loans
Commercial(a)	$2,952,076	$2,920,518	1
Residential first mortgage	1,528,505	1,254,557	22
Real estate mortgage	1,608,086	1,438,814	12
Real estate construction	596,081	408,749	46
Installment	72,862	69,528	5

Total relationship loans	6,757,610	6,092,166	11
Syndicated non-relationship(a)	93,372	334,626	(72)

Total loans	$6,850,982	$6,426,792	7

(a)
Commercial loans were $2,902,807 and syndicated non-relationship loans were $110,536 at June 30, 2001
Deposits
Noninterest bearing	$3,275,183	$2,743,717	19
Interest-bearing, core	2,679,780	2,514,552	7

Total core deposits	5,954,963	5,258,269	13
Time deposits — $100,000 and over	1,445,389	1,615,244	(11)

Total deposits	$7,400,352	$6,873,513	8

Credit Quality
Nonaccrual loans and ORE(b)
Relationship loans	$31,474	$29,717	6
Syndicated non-relationship loans	8,641	17,166	(50)

	40,115	46,883	(14)
ORE	10	133	(92)

Total nonaccrual loans and ORE	$40,125	$47,016	(15)

Relationship nonaccrual loans and ORE to total relationship loans and ORE	0.47	0.49	(4)
Total nonaccrual loans and ORE to total loans and ORE	0.59	0.73	(19)
Loans past due 90 days or more on accrual status	$3,462	$5,375	(36)

Restructured loans on accrual status	$—	$2,411	(100)

(b)
Nonaccrual loans were $37,085 at June 30, 2001 including $28,942 of relationship loans and $8,143 of syndicated non-relationship loans

	For the three months ended September 30,			For the nine months ended September 30,
Allowance for Credit Losses	2001	2000	% Change	2001	2000	% Change
Beginning balance	$133,883	$140,484	(5)	$135,435	$134,077	1
Additions from acquisitions	—	—	—	—	9,927	(100)
Provision for credit losses	10,000	7,000	43	24,000	11,000	118
Charge-offs(c)
Relationship loans	(5,207)	(5,060)	3	(22,915)	(15,241)	50
Syndicated non-relationship loans	(3,302)	(4,690)	(30)	(8,516)	(8,922)	(5)

	(8,509)	(9,750)	(13)	(31,431)	(24,163)	30
Recoveries(d)	1,865	1,461	28	9,235	8,354	11

Net charge-offs	(6,644)	(8,289)	(20)	(22,196)	(15,809)	40

Ending Balance	$137,239	$139,195	(1)	$137,239	$139,195	(1)

Net relationship charge-offs to average relationship loans (annualized)	(0.23)%	(0.24)%	(4)	(0.30)%	(0.16)%	88
Total net charge-offs to average loans (annualized)	(0.39)	(0.51)	(24)	(0.45)	(0.34)	32
Allowance for credit losses to total loans				2.00	2.17	(8)
Allowance for credit losses to nonaccrual loans				342.11	296.90	15

(c)
Charge-offs in the second quarter 2001 were $7,725 in relationship loans and $3,113 in syndicated non-relationship loans

(d)
Includes $574 and $849 in syndicated non-relationship loans for the third quarter and first nine months of 2001, respectively

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)
(unaudited)

	For the three months ended September 30,			For the nine months ended September 30,
	2001	2000	% Change	2001	2000	% Change
Average Balances
Loans
Commercial	$2,972,774	$2,848,223	4	$2,971,530	$2,690,750	10
Residential first mortgage	1,482,327	1,245,026	19	1,371,504	1,226,347	12
Real estate mortgage	1,591,224	1,416,387	12	1,569,050	1,298,368	21
Real estate construction	539,409	430,538	25	485,394	403,868	20
Installment	72,509	67,336	8	73,472	64,199	14

Total relationship loans	6,658,243	6,007,510	11	6,470,950	5,683,532	14
Syndicated non-relationship	101,732	422,961	(76)	136,279	484,937	(72)

Total loans	$6,759,975	$6,430,471	5	$6,607,229	$6,168,469	7

Securities	$1,782,906	$1,558,339	14	$1,677,737	$1,383,686	21
Interest-earning assets	8,616,506	8,017,627	7	8,348,930	7,598,986	10
Assets	9,419,018	8,757,790	8	9,158,935	8,316,702	10
Core deposits	5,570,380	5,000,742	11	5,405,764	4,865,363	11
Deposits	6,947,324	6,501,125	7	6,903,606	6,153,048	12
Shareholders' equity	844,931	692,436	22	802,640	650,464	23
Noninterest income
Trust and investment fee revenue	$14,896	$12,028	24	$43,348	$34,810	25
Cash management and deposit transaction fees	8,068	5,888	37	22,199	17,194	29
International services	3,756	3,967	(5)	11,155	11,024	1
Bank owned life insurance	714	646	11	2,135	1,924	11
Other	4,287	4,256	1	13,875	12,643	10

Subtotal — core	31,721	26,785	18	92,712	77,595	19
Gain (loss) on sale of loans and assets/debt repurchase	(355)	(82)	333	1,293	(77)	N/M
Gain on sale of securities	916	1,819	(50)	2,432	2,037	19

Total	$32,282	$28,522	13	$96,437	$79,555	21

Noninterest expense
Salaries and other employee benefits	$42,476	$40,506	5	$127,961	$120,944	6

All Other
Professional	6,203	5,047	23	18,325	16,738	9
Net occupancy of premises	6,434	7,235	(11)	19,406	17,783	9
Information services	4,111	3,369	22	12,028	10,365	16
Marketing and advertising	2,375	2,503	(5)	8,272	8,827	(6)
Depreciation	3,510	3,203	10	10,260	9,484	8
Office services	2,159	2,302	(6)	6,793	7,144	(5)
Amortization of goodwill	3,220	2,957	9	9,647	8,190	18
Amortization of core deposit intangibles	1,405	1,404	—	4,214	4,039	4
Equipment	497	537	(7)	1,596	1,739	(8)
Other operating	4,939	4,921	—	14,443	13,890	4

Total all other	34,853	33,478	4	104,984	98,199	7

Total	$77,329	$73,984	5	$232,945	$219,143	6

Selected Ratios
For the Period
Return on average assets	1.58%	1.55%	2	1.57%	1.58%	(1)
Return on average shareholders' equity	17.60	19.63	(10)	17.89	20.25	(12)
Net interest margin	5.28	5.32	(1)	5.30	5.46	(3)
Efficiency ratio	52.64	54.44	(3)	54.58	56.19	(3)
Dividend payout ratio	23.68	24.33	(3)	24.73	24.88	(1)
Cash return on average assets	1.78	1.75	2	1.78	1.79	(1)
Cash return on average shareholders' equity	25.09	29.13	(14)	25.60	30.09	(15)
Cash efficiency ratio	49.49	51.23	(3)	51.34	53.06	(3)
Period End
Tier 1 risk-based capital ratio				9.06	7.85	15
Total risk-based capital ratio				13.93	10.88	28
Tier 1 leverage ratio				7.17	6.41	12

    (Released to Business Wire this date)

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  Exhibit 99.1
CITY NATIONAL CORPORATION CONSOLIDATED BALANCE SHEET (Dollars in thousands,except per share amount) (unaudited)
CONSOLIDATED STATEMENT OF INCOME (Dollars in thousands, except per share amount) (unaudited)
CITY NATIONAL CORPORATION SELECTED FINANCIAL INFORMATION (Dollars in thousands) (unaudited)
CITY NATIONAL CORPORATION SELECTED FINANCIAL INFORMATION (Dollars in thousands except per share amounts) (unaudited)